Exhibit 23.4

Deloitte LLP 1 New Street Square London EC4A 3HQ Phone: +44 (0)20 7936 3000 www.deloitte.co.uk

3 January 2020

STRICTLY PRIVATE AND CONFIDENTIAL

The Board of Directors
The Body Shop International Limited
Watersmead
Littlehampton
West Sussex
BN17 6LS

Dear Sirs

Consent of independent auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated 17 July 2019 related to the financial statements of The Body Shop International Limited, appearing in Registration Statement No. 333-233910 on Form F-4 of Natura &Co Holding S.A. as of and for the 8 month period ended 31 August 2017 (which report expresses a qualified opinion relating to the lack of presentation of comparative information for the preceding period).

Yours faithfully

/s/ Deloitte LLP

Deloitte LLP

London, UK

3 January 2020

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